Agouron Pharmaceuticals, Inc.
                           Important Factors Regarding
                           Forward-Looking Statements

The following factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this report and presented elsewhere by management from time to time.

Uncertainty of Product Development and Market Acceptance: The Company has completed the development and commercialization of only one product and does not expect to have any additional products commercially available until calendar 2000, if at all. There can be no assurance that further research and development of these additional products will be successful or will result in drugs that will qualify for approval by regulatory authorities for commercial sale or be accepted and successful in the marketplace.

Uncertainty Associated with Clinical Testing: Historical results of clinical testing of approved products and those under development are not necessarily predictive of future results. There can be no assurance that clinical studies of products under development will demonstrate the safety and efficacy of such products. The failure to adequately demonstrate the safety and efficacy of a therapeutic product could delay or prevent regulatory approval of the product. There can be no assurance that unacceptable toxicities or side effects will not occur at any time in the course of human clinical trials or commercial use of the Company's drugs. The appearance of any such unacceptable toxicities or side effects could interrupt, limit, delay or abort the development of any of the Company's drugs or, if previously approved, necessitate their withdrawal from the market. Furthermore, there can be no assurance that disease resistance will not limit the efficacy of the Company's current and future drugs, if any. Delays in planned patient enrollment in the Company's current clinical trials or future clinical trials may result in increased costs, program delays or both.

Future Profitability: While the Company has recently generated significant revenues from the commercialization of its first product and has reported operating profits on a quarterly basis, there can be no assurance that the Company will maintain profitable operating results.

Additional Financing Requirements and Access to Capital: Additional funding may be required for future product or business organization opportunities, capital expenditures, working capital and other general corporate needs. No assurance can be given that additional financing will be available when needed or on terms acceptable to the Company. If adequate funds are not available, the Company may be required to delay or eliminate expenditures for certain of its programs or activities or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop and commercialize itself.

     Dependence on Others: The Company's strategy for development and commercialization of certain of its products entails entering into various arrangements with corporate partners, licensees and others. There can be no assurance that any revenues or profits will be derived from such
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arrangements, that any of the Company's current strategic  arrangements will be continued, or that the Company will be able to enter into future collaborations. Products Acquired from Third Parties: The Company has recently acquired rights in three development stage products focusing on the HIV/AIDS market. There can be no assurance that the Company will be successful with the commercial development of such products or, if successfully developed, that such products will make a significant contribution to the Company's future operating results.

Manufacturing Capabilities: The Company is, and for the foreseeable future expects to be, dependent on a number of contract manufacturers for the commercial manufacture of its current and future products (if any) under current Good Manufacturing Practices ("GMP"). Failure to meet GMP standards would have an adverse impact on the Company's business. No assurance can be given that such manufacturers can be established or retained or that such manufacturers will timely deliver sufficient product quantities at acceptable costs.

Sales and Marketing Capabilities: The Company has established its capabilities in the sales, marketing and distribution of pharmaceutical products. There can be no assurance that such capabilities will be sufficient or successfully maintained.

Patents and Proprietary Technology: No assurance can be given that the Company's patent applications, and those applications to which the Company has obtained license rights, will issue as patents or that any patents that are or may be issued will provide the Company with adequate protection for the covered products or technology. Additionally, there can be no assurance that the Company's confidentiality agreements will adequately protect its trade secrets, know-how or other proprietary information. Further, there can be no assurance that the Company's activities will not infringe on the patents or proprietary rights of others or that the Company will be able to obtain licenses to any technology that it may require to conduct its business or that, if obtainable, such technology can be licensed at a reasonable cost.

Technological Change and Competition: There can be no assurance that competitors will not succeed in developing technologies and products that are more effective than any which have been or are being developed by the Company or which would render the Company's technology and products obsolete and noncompetitive. Many of the Company's competitors have substantially greater financial and technical resources and production, marketing and development capabilities and experience than the Company. Accordingly, certain of the Company's competitors may succeed in obtaining regulatory approvals more rapidly or effectively than the Company or enjoy greater manufacturing efficiencies and sales and marketing
capabilities,   areas  in  which  the  Company  has  less  experience  than  its competitors.

Volatility of Stock Price: The market price of the Common Stock has in recent years fluctuated significantly, and it is likely that the price of Common Stock will fluctuate in the future. Announcements by the Company or others regarding its operating results, corporate reorganization matters, existing and future collaborations, results of clinical trails, scientific discoveries, technological innovations, commercial products, patents or proprietary rights or regulatory actions
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may have a  significant  effect on the market  price of the Common Stock.
Fluctuations in financial performance from period to period also may have a significant impact on the market price of the Common Stock.

Government Regulation: Preclinical studies, clinical trials and the production and marketing of the Company's products and its ongoing research and development activities are subject to regulation by numerous governmental authorities in the United States and other countries. If regulatory approval of a drug is obtained, such approval may involve limitations and restrictions on the drug's use. Failure of the Company, or its corporate partners, to comply with applicable regulatory requirements can, among other things, result in fines, suspension of regulatory approvals or product recalls. Additionally, the Company is or may become subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions and the use and disposal of hazardous or potentially hazardous substances. The Company is unable to predict the extent of restrictions that might arise from any governmental or administrative action.

Uncertainty of Third-Party Reimbursement and Product Pricing: The Company's ability to commercialize products successfully will depend in part on the availability of reimbursement of the costs of such products and related treatments at acceptable levels from government authorities, private health insurers and other organizations, such as health maintenance organizations. There can be no assurance that reimbursement in the United States or foreign countries will be available for any products the Company has developed or may develop or, if available, will either remain available or will not be decreased in the future, or that reimbursement amounts, if any, will not reduce the demand for, or the price of, the Company's products, thereby adversely affecting the Company's business.

Product Liability; Limited Insurance Coverage: The testing, marketing and sale of human health care products entail an inherent risk of allegations of product liability and there can be no assurance that product liability claims will not be asserted against the Company. There can be no assurance that the Company will be able to obtain or maintain product liability insurance on acceptable terms or that such insurance will provide adequate coverage against any potential claims.

Use of Hazardous Materials: The Company's research and development activities involve the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any liability could have an adverse effect on the Company.

Attraction and Retention of Personnel: The future success of the Company will depend in large part on its ability to continue to attract and retain highly qualified scientific, technical, sales and marketing and managerial personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to attract and retain the personnel necessary for
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the ongoing  development  of its  business.  The loss of or failure to recruit such personnel could have an adverse effect on the Company.